Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT

PUBLIC ACCOUNTANTING FIRM

The Board of Directors

Sierra Minerals and Mining Inc.

We consent to the incorporation in the Current Report dated August 6, 2004 on Form 8KA/Amendment No. 1 of Sierra Minerals and Mining Inc. (A Development Stage Company) of our auditors' report dated July 31, 2004 on the balance sheet of Sierra Minerals and Mining Inc. as at June 30, 2004 and the related statements of loss, stockholders' deficiency and cash flows for the period from March 19, 2004 (inception) to June 30, 2004 and the cumulative totals for the development stage operations from March 19, 2004 (inception) through June 30, 2004.

/s/ Pannell Kerr Forster

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Vancouver, Canada

August 6, 2004